Exhibit 99.1

PALM BEACH, FL -- October 20, 2021 -- Trump Media & Technology Group and Digital World Acquisition Corp. (NASDAQ: DWAC) have entered into a definitive merger agreement, providing for a business combination that will result in Trump Media & Technology Group becoming a publicly listed company, subject to regulatory and stockholder approval. The transaction values Trump Media & Technology Group at an initial enterprise value of $875 Million, with a potential additional earnout of $825 Million in additional shares (at the valuation they are granted) for a cumulative valuation of up to $1.7 Billion depending on the performance of the stock price post-business combination. Trump Media & Technology Group’s growth plans initially will be funded by DWAC’s cash in trust of $293 Million (assuming no redemptions).

Trump Media & Technology Group's mission is to create a rival to the liberal media consortium and fight back against the "Big Tech” companies of Silicon Valley, which have used their unilateral power to silence opposing voices in America.

Trump Media & Technology Group (“TMTG”) will soon be launching a social network, named "TRUTH Social." TRUTH Social is now available for Pre-Order in the Apple App store. TRUTH Social plans to begin its Beta Launch for invited guests in November 2021. A nationwide rollout is expected in the first quarter of 2022. Those who are interested in joining TRUTH Social may now visit www.truthsocial.com to sign up for the invite list.

President Donald J. Trump, the Chairman of TMTG, stated, “I created TRUTH Social and TMTG to stand up to the tyranny of Big Tech. We live in a world where the Taliban has a huge presence on Twitter, yet your favorite American President has been silenced. This is unacceptable. I am excited to send out my first TRUTH on TRUTH Social very soon. TMTG was founded with a mission to give a voice to all. I'm excited to soon begin sharing my thoughts on TRUTH Social and to fight back against Big Tech. Everyone asks me why doesn’t someone stand up to Big Tech? Well, we will be soon!”

Patrick F. Orlando, Chairman/CEO of DWAC, stated, "Digital World was formed to create public shareholder value and we believe that TMTG is one of the most promising business combination partners to fulfill that purpose. DWAC currently has $293 Million in trust, assuming minimal redemptions, which can fuel TMTG’s scale up, including to provide world class leading technology services to build strong and secure social networks and diverse media offerings. Given the total addressable market and President Trump’s large following, we believe the TMTG opportunity has the potential to create significant shareholder value.”

Additionally, TMTG intends to launch a subscription video on demand service (TMTG+). TMTG+ will feature 'non-woke' entertainment programming, news, podcasts, and more. TMTG has named Scott St. John as the leader of TMTG+ Corporate Operations. Scott St. John is the Executive Producer of “Deal or No Deal’ and “America’s Got Talent” and has produced over 1,000 hours of Network and Cable TV.

Please visit TMTG’s corporate website at www.tmtgcorp.com for a Company Overview, and a video tour of TRUTH Social.

Transaction Overview:

The transaction is subject to approval by stockholders of DWAC and TMTG and other customary closing conditions, including any applicable regulatory approvals. Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission ("SEC") and available at www.sec.gov. In addition, the Company intends to file a registration statement on Form S-4 with the SEC (the “Registration Statement”), which will include a proxy statement/prospectus of DWAC, and will file other documents regarding the proposed business combination with the SEC.

Advisors

EF Hutton is acting as sole financial and capital markets advisor to DWAC.

Additional Information and Where to Find It

In connection with the merger agreement and the proposed business combination, the Company intends to file with the SEC a Registration Statement, which will include a preliminary proxy statement/prospectus and a proxy statement/prospectus. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the business combination, as these materials will contain important information about the Company, TMTG, the Merger Agreement and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the business combination will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Stockholders of the Company will also be able to obtain copies of the Registration Statement, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Digital World Acquisition Corp., 78 SW 7th Street, Miami, FL 33130.

Participants in the Solicitation

DWAC, TMTG and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed business combination. Investors and securityholders may obtain more detailed information regarding the names and interests in the business combination of the Company’s directors and officers in the Company’s filings with the SEC, including the Registration Statement, and such information with respect to TMTG’s directors and executive officers will also be included in the Registration Statement.

Forward Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed Business Combination between TMTG and the Company, including without limitation statements regarding the anticipated benefits of the Business Combination, the anticipated timing of the Business Combination, the implied enterprise value, future financial condition and performance of TMTG and the combined company after the Closing and expected financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination, the level of redemptions of the Company’s public stockholders and the products and markets and expected future performance and market opportunities of TMTG. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities, (ii) the risk that the business combination may not be completed by the Company’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by the Company, (iii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the merger agreement by the stockholders of the Company, (iv) the lack of a third-party fairness opinion in determining whether or not to pursue the proposed business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the failure to achieve the minimum amount of cash available following any redemptions by Company stockholders; (vii) redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; (viii) the effect of the announcement or pendency of the business combination on TMTG’s business relationships, operating results, and business generally, (ix) risks that the proposed Business Combination disrupts current plans and operations of TMTG, (x) the outcome of any legal proceedings that may be instituted against TMTG or against the Company related to the merger agreement or the proposed business combination, (xi) changes in the digital advertising markets in which TMTG competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (xii) changes in domestic and global general economic conditions; (xiii) risk that TMTG may not be able to execute its growth strategies; (xiv) risks related to the ongoing COVID-19 pandemic and response; (xv) risk that TMTG may not be able to develop and maintain effective internal controls; (xvi) costs related to the business combination and the failure to realize anticipated benefits of the business combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions, and (xvii) and those factors discussed in the Company’s filings with the SEC and that that will be contained in the Registration Statement relating to the proposed business combination. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the Registration Statement and other documents to be filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while TMTG and the Company may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither of TMTG or the Company gives any assurance that TMTG or the Company, or the combined company, will achieve its expectations.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

About Digital World Acquisition Corp. (NASDAQ: DWAC)

Digital World Acquisition Corp. (NASDAQ: DWAC) completed its initial public offering in September 2021, raising approximately USD 293 Million in cash proceeds for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Digital World’s strategy is to identify and complete business combinations with technology-focused, market leading companies. For more information, please visit www.dwacspac.com

Contact Information

For TMTG:

Lori Heyer

investorrelations@tmtgcorp.com

Media Relations:

Roma Daravi

press@tmtgcorp.com

For DWAC:

Investor Relations:

Name: Alex Cano

Email: investorrelations@dwacspac.com

Media Relations:

Name: D. Campbell

Email: media@dwacspac.com